Exhibit 5.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

YAMAHA MOTOR RECEIVABLES CORPORATION

INTRODUCTORY

This is the SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF YAMAHA MOTOR RECEIVABLES CORPORATION, duly adopted by consent of the Board of Directors of Yamaha Motor Receivables Corporation (the “Corporation”) and vote of the shareholders of the Corporation in accordance with Section 245(b) and Section 242 of the General Corporation Law of the State of Delaware.  “Yamaha Motor Receivables Corporation” is the name under which the Corporation was originally incorporated on December 2, 1993.

ARTICLE I

NAME

The name of the Corporation is Yamaha Motor Receivables Corporation.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is The Prentice Hall Corporation System, Inc., 1013 Centre Road, City of Wilmington, County of New Castle, 19805.  The name of its registered agent at such address is The Prentice Hall Corporation System, Inc.

ARTICLE III

CORPORATE PURPOSES

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in the following activities:

(a)           to acquire from time to time any or all right, title and interest in, to and under all or any of the following: (i) wholesale receivables generated from time to time in a portfolio of revolving financing arrangements with dealers in (x) products manufactured, sold, leased or brokered by, or incorporating products manufactured, sold, leased or brokered by, Yamaha Motor Company, Ltd., Yamaha Motor Manufacturing Corporation of America, Tennessee Watercraft, Inc. or any affiliate thereof (such products, “Yamaha Products”) and (y) other products sold, leased or brokered by such dealers in Yamaha Products (such other products, “Other Dealer Products”); (ii) receivables due from purchasers of Yamaha Products and/or other Dealer Products (items (i) and (ii) collectively, the “Receivables”); (iii) security interests and liens in or upon, and/or title to, Yamaha Products and/or Other Dealer Products and/or other collateral securing, relating to, or arising in connection with all or any of the foregoing; (iv) insurance policies related to all or any of the foregoing; (v) agreements and documents related to all or any of the foregoing; (vi) monies due under or owed or owing in respect of all or any of the foregoing, including, without limitation, proceeds (including proceeds of proceeds), fees and charges; and (vii) all other rights with respect to all or any of the foregoing (items (iii) through (vii) collectively, the “Related Assets”);

(b)           to purchase, acquire, own, hold, service, sell, finance, assign, pledge and otherwise deal with the Receivables and Related Assets and to enter into any related agreements, documents and/or instruments with any affiliates;

(c)           to transfer all or certain of the Receivables and Related Assets to a trust (the “Trust”) pursuant to a pooling and servicing agreement or other agreement (the “Agreement”) to be entered into by and among, among others, the Corporation, the trustee or trustees named therein (collectively, the “Trustee”) and any other entity or entities acting as servicer or servicers of such Receivables and Related Assets;

(d)           to issue and sell one or more series and classes of certificates, bonds, notes or other evidences of indebtedness secured or collateralized by one or more pools of Receivables and Related Assets and/or by certificates of any class issued by such Trust (collectively, the “Certificates”), provided that no such Certificate shall impose liability on the Corporation except to the extent of the one of more pools of Receivables and Related Assets and/or the Certificates securing or collateralizing such Certificates;

(e)           to hold and enjoy all of the rights and privileges of any certificates issued by the Trust to the Corporation under the Agreement and to hold and enjoy all of the rights and privileges of any class of any series of Certificates, including any class of Certificates which may be subordinate to any other class of Certificates and except to the extent otherwise provided in any Certificate or the Agreement, to sell, assign, pledge or otherwise transfer any such Certificates or any interest therein;

(f)            to perform its obligations under the Agreement pursuant to which any Certificates are issued; and

(g)           to engage in any activity, hold any assets and to exercise any powers permitted to corporations under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing and not otherwise prohibited to it under the Agreement.

ARTICLE IV

CORPORATE RESTRICTIONS

(a)           Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, so long as any Certificate is outstanding, the Corporation shall not, without (x) the prior written consent of each holder of any outstanding Certificates and (y) the prior confirmation by each nationally recognized rating agency that has been requested by the Corporation to rate any issue of any series or class of Certificates and which is then rating such Certificates that such action will not cause a reduction or withdrawal of such rating, do any of the following:

(i)            engage in any business or activity other than those set forth in Article III;

(ii)           incur any indebtedness, or assume or guaranty any indebtedness of any other entity, other than (x) any indebtedness incurred in connection with Certificates and (y) any indebtedness to Yamaha Motor Corporation, U.S.A. or any affiliate thereof incurred in connection with the acquisition of Receivables and Related Assets, which indebtedness shall be subordinated to all other obligations of the Corporation;

(iii)          dissolve or liquidate, consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity, unless:

(x)            the entity (if other than the Corporation) formed or surviving the consolidation or merger or which acquires the properties and assets of the Corporation is organized and existing under the laws of any State of the United States or the District of Columbia, expressly assumes the due and punctual payment or performance of, any and all obligations of the Corporation, including those obligations of the Corporation under any Agreement, and has a Certificate of Incorporation containing provisions substantially identical to the provisions of Article III, this Article IV, Article XIV and Article XVI; and

(y)           immediately after giving effect to the transaction, no default or event of default has occurred and is continuing under any indebtedness of the Corporation or any agreements relating to such indebtedness; or

(iv)          without the affirmative vote of 100% of the members of the Board of Directors of the Corporation, institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action.

(b)           The Board of Directors shall at all times include at least two individuals who are Independent Directors.  An “Independent Director” shall be an individual who is not at such time, and shall not have been at any time during the preceding five years, a director, officer, employee or affiliate of Yamaha Motor Company, Ltd. or any of its subsidiaries or affiliates, or of any major creditor thereof, and who is not the beneficial owner, at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director, of more than 1,000 shares in the aggregate of all classes of common stock of Yamaha Motor Company, Ltd. or any of its other subsidiaries or affiliates, or if greater, such number of shares the value of which constitutes more than 10% of such individual’s net worth.  The term “major creditor” shall mean a financial institution to which Yamaha Motor Company, Ltd. or any of its other subsidiaries or affiliates has outstanding indebtedness for borrowed money in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent Director adversely to the interests of the Corporation when its interests are adverse to those of Yamaha Motor Company, Ltd. or any of its other subsidiaries or affiliates.

(c)           Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, after March 31, 1995, have the power to:

(i)            transfer additional Receivables and Related Assets to a Trust in contemplation of the issuance of Certificates by such Trust; and

(ii)           issue additional Certificates (any such Certificates, the “Additional Certificates”),

unless each nationally recognized rating agency which has been requested by the Corporation or the Trust to rate any issue of outstanding Certificates, whether issued by the Trust or the Corporation, and which has issued such a rating, confirms in writing that the issuance of the Additional Certificates, in and of itself, will not cause such rating agency to lower or downgrade its then current rating on the outstanding Certificates.

ARTICLE V

CAPITAL STOCK

The total number of shares of capital stock that the Corporation shall have authority to issue is ten thousand (10,000) shares designated as Common Stock and the par value of each such share of Common Stock is one dollar ($1.00), amounting in the aggregate to ten thousand dollars ($10,000).

ARTICLE VI

DENIAL OF PREEMPTIVE RIGHTS

No holder of any class of capital stock of the Corporation, whether now or hereafter authorized, shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of capital stock of the Corporation of any class whatsoever, or of securities convertible into or exchangeable for capital stock of the Corporation of any class whatsoever, whether now or hereafter authorized, or whether issued for cash, property or services.

ARTICLE VII

DIRECTORS PROTECTED

A director shall be fully protected in relying in good faith upon the books of account or other records of the Corporation or statements prepared by any of its officers or by independent public accountants or by an appraiser selected with reasonable care by the Board of Directors as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the Corporation’s capital stock might properly be purchased or redeemed.

ARTICLE VIII

CORPORATE EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE IX

NO LIABILITY OF HOLDERS OF CAPITAL STOCK FOR
CORPORATE DEBTS

The holders of the capital stock of the Corporation shall not be personally liable for the payment of the Corporation’s debts and the private property of the holders of the capital stock of the Corporation shall not be subject to the payment of debts of the Corporation to any extent whatsoever.

ARTICLE X

POWERS OF BOARD OF DIRECTORS

In furtherance and not in limitation of the powers conferred by statute and elsewhere herein, the Board of Directors of the Corporation is expressly authorized to: (a) take any action in furtherance of its obligations under the Agreement and not expressly prohibited thereby; (b) sell, transfer or assign any Receivables and Related Assets released from the Agreement; and (c) apply any surplus and net profits of the Corporation to discharge any obligations of the Corporation and otherwise to distribute to its shareholders.

ARTICLE XI

TRANSACTIONS WITH DIRECTORS AND OFFICERS

No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if (1) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or the committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, or (2) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE XII

INDEMNIFICATION OF DIRECTORS, OFFICERS AND
OTHERS

(a)           Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent legally permissible under the General Corporation Law of the State of Delaware, as amended from time to time, against all expenses, liabilities and losses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

(b)           To the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (a) of this Article XII, or in defense of any claim, issue or matter therein, such person shall be indemnified by the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith without the necessity of any action being taken by the Corporation other than the determination, in good faith, that such defense has been successful.  In all other cases wherein indemnification is provided by this Article, unless ordered by a court, indemnification shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct specified in this Article XII.  Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the holders of a majority of the shares of capital stock of the Corporation entitled to vote thereon.

(c)           The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.  Entry of a judgment by consent as part of a settlement shall not be deemed a final adjudication of liability for negligence or misconduct in the performance of duty, nor of any other issue or matter.

(d)           Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation.  Expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation upon such terms and conditions, if any, as the Corporation deems appropriate.

(e)           No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

No amendment to or repeal of this Section (e) to Article XII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

(f)            The indemnification and advancement of expenses provided by this Article XII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

(g)           Notwithstanding the foregoing provisions of this Article XII, amounts payable by the Corporation in accordance with this Article XII shall be payable solely to the extent of funds actually received by the Corporation that are in excess of funds necessary to satisfy the obligations of the Corporation pursuant to the Agreements.

ARTICLE XIII

COMPROMISE OR ARRANGEMENT BETWEEN
CORPORATION AND ITS CREDITORS OR STOCKHOLDERS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said recognition shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE XIV

RESERVATION OF RIGHT TO AMEND CERTIFICATE OF
INCORPORATION

So long as any Certificate is outstanding, the Corporation shall not, without the prior written consent of (x) the Investor Certificateholders (as defined below) evidencing undivided interests in the Trust aggregating not less than a majority of the outstanding principle balance of the outstanding Certificates and (y) each nationally recognized rating agency which has been requested by the Corporation to rate any issue of any series or class of Certificates and which is then rating such Certificates, amend, alter, change or repeal Article III, Article IV, this Article XIV or Article XVI.  Subject to the foregoing limitation, the Corporation may amend, alter, change or repeal any provision contained in this Certificate of Incorporation as follows:

(a)           without the consent of any holder of the Certificates, to cure any ambiguity, to correct or supplement any provisions herein which may be inconsistent with any other provisions herein or add any other provisions with respect to matters or questions raised under this Certificate of Incorporation which shall not be inconsistent with the provisions of this Certificate of Incorporation;

(b)           without the consent of any of the holder of the Certificates, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Certificate of Incorporation, or of modifying, in any manner the rights of the holders of the Certificates; provided that (i) the Corporation shall have provided to the trustee of the Trust an officer’s certificate of the Corporation to the effect that such amendment will not materially and adversely affect the interests of the holders (“Investor Certificateholders”) of any Certificates other than any Certificates held by the Corporation (or 100% of any Investor Certificateholders so affected shall have consented), (ii) such amendment shall not, as evidenced by an opinion of counsel, cause the Trust to be characterized for federal income tax purposes as an association taxable as a corporation or otherwise have a material adverse effect on the federal income taxation of any outstanding series of Certificates held by Investor Certificateholders or any beneficial owner of thereof, and (iii) each nationally recognized rating agency that has been requested by the Corporation to rate any issue of any series or class of Certificates and which is then rating such Certificates shall confirm that such amendment shall not cause a reduction or withdrawal of such rating; provided, however, that such amendment shall not reduce in any manner the amount of, or delay the timing of, distributions which are required to be made on any Certificate held by Investor Certificateholders without the consent of all such Investor Certificateholders or reduce the aforesaid percentage required to consent to any such amendment, without the consent of each related Investor Certificateholder; provided further that prior written notice of and a copy of such proposed amendment shall be submitted to each nationally recognized rating agency which has been requested by the Corporation to rate any issue of any series or class of Certificates and which is then rating such Certificates shall confirm that such amendment shall not cause a reduction or withdrawal of such rating.

(c)           with the consent of the Investor Certificateholders evidencing undivided interests in the Trust aggregating not less than 66-2/3% of the outstanding principle balance of each series of Certificates issued by the Trust adversely affected, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Certificate of Incorporation or modifying in any manner the rights of Investor Certificateholders of any series then issued and outstanding; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, distributions which are required to be made on any Investor Certificate without the consent of all related Investor Certificateholders or (ii) reduce the aforesaid percentage required to consent to any such amendment, without the consent of each related Investor Certificateholder; provided further that prior written notice of and a copy of such proposed amendment shall be submitted to each nationally recognized rating agency which has been requested by the Corporation to rate any issue of any series or class of Certificates and which is then rating such Certificates shall confirm that such amendment shall not cause a reduction or withdrawal of such rating.

ARTICLE XV

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

ARTICLE XVI

CORPORATE PROCEDURES

(a)           The Corporation’s assets will not be commingled with those of any direct or ultimate parent of the Corporation except as otherwise permitted under (i) Master Pooling and Servicing Agreement, dated as of March 1, 1994, by and among the Corporation, as Transferor, Yamaha Motor Corporation, U.S.A., as Servicer, and the Fuji Bank and Trust Company, as Trustee on behalf of the Certificateholders of the Yamaha Motor Master Trust, as the same may be amended or supplemented from time to time or (ii) Sale and Servicing Agreement, dated as of March 30, 1995, by and among the Corporation, as Purchaser, Yamaha Motor Corporation, U.S.A., as Servicer, and the Bank of Tokyo Trust Company, as Collateral Trustee, as the same may be amended or supplemented from time to time.

(b)           The Corporation will maintain separate corporate records and books of account from those of any direct or ultimate parent of the Corporation.

(c)           The Corporation will conduct its business from office space that is separate from any direct or ultimate parent of the Corporation.

ARTICLE XVII

SECTION 203 ELECTION

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

Executed and acknowledged by the undersigned Assistant Secretary of the Corporation, an authorized officer of the Corporation pursuant to the Section 103 of the General Corporation Law of the State of Delaware, as the act and deed of the Corporation and hereby declaring and certifying that the facts herein stated are true and, accordingly, I have hereunto set my hand this 1st day of April , 2004.

/s/ Russell D. Jura
Russell D. Jura
Assistant Secretary